Exhibit 2.1

ARTICLES OF INCORPORATION

Corporation Name: Tensleep Design, Inc.

Principal Business Address: 2201 North Lamar Blvd, Suite 205, Austin, Texas 78705

Cumulative voting shares of stock is authorized Yes [X]    No [_]

If duration is less than perpetual enter number of years. ______________

Preemptive rights are granted to shareholders. Yes [_]   No [X]

Stock information: (If additional space is needed, continue on a separate sheet of paper)

Stock Class Common       Authorized Shares 20,000,000       Par Value _________

Stock Class Preferred       Authorized Shares 1,00,000          Par Value ________

The name of the initial registered agent and the address of the registered office is:

Last Name Crawford      First & Middle Name Malcolm D

Street Address 3631 E. 7th Avenue Pkwy., Denver, Colorado 80206

The undersigned consents to the appointment as the initial registered agent.

Signature of Registered Agent By: /s/ Malcolm D. Crawford

The articles are to have a delayed effective date of: __________________

Incorporators: Names and addresses:

Ronald S. Tucker	78153 Calle Norte, La Quinta 92253

Incorporators who are natural persons must be 18 years or more. The undersigned, acting as incorporator(s) of a corporation under the Colorado Business Corporation Act, adopt the above Articles of Incorporation.

Signature /s/ Ronald S. Tucker